                                                                    EXHIBIT 10.2

ALLIED PRODUCTS CORPORATION
10 South Riverside Plaza - Chicago, Illinois 60606 - Direct (312) 441-5221 - Fax (312) 464-1511

RICHARD A. DREXLER
Chairman, President
and Chief Executive Officer

                                               March 23, 2000

Mr. William Crown
CC Industries, Inc.
222 North LaSalle Street, Suite 1000
Chicago, IL 60601

Dear Bill:

      This will confirm our telephone conversation of yesterday. We have jointly agreed that Allied will sell, and Bush Hog Investors and/or its affiliates will purchase, Allied's 19.9% membership interest in Bush Hog, L.L.C. effective on or before June 30, 2000 (the actual date herein in "Closing Date") for a purchase price equal to $31,426,134 adjusted as follows: (i) plus (or minus) 19.9% of the net amount received by (or paid) by Allied pursuant to
Section 1.5(a)(iv)(D) of the Limited Liability Interest Purchase and Contribution Agreement dated October 21, 1999 between Allied Products Corporation, Bush Hog, L.L.C. and Bush Hog Investors, L.L.C., as amended, ("Purchase Agreement"), (ii) plus 19.9% of the cash of Bush Hog, L.L.C. on the Closing Date, (iii) minus 19.9% of the bank debt of Bush Hog, L.L.C. as of the Closing Date, (iv) plus (or minus) the increase (or decrease) in the Closing Date Adjusted Working Capital, as defined below, over the Final Adjusted Working Capital under the Purchase Agreement, (v) plus 19.9% of any increase in the Closing Date Adjusted Net Tangible Investment, as defined below, over the Final Adjusted Net Tangible Investment under the Purchase Agreement, and (vi) minus 19.9% of any increase in the Closing Date Long Term Liabilities, as defined below, over the Final Long Term Liabilities, as defined in the Purchase Agreement and (vii) minus any distributions of Distributable Cash to Allied after March 8, 2000 pursuant to the Operating Agreement, as defined below. The purchase and sale will be consummated as provided in Section 7 of the Limited Liability Company Agreement of Bush Hog, L.L.C. by and between Allied, Bush Hog Investors and Bush Hog, L.L.C. ("Operating Agreement".

      The Closing Date Adjustment Working Capital, Closing Date Net Tangible Investment and Closing Date Long Term Liabilities shall be determined in the same manner as the Final Adjusted Working Capital, Final Adjusted Net Tangible Investment and Final Long Term Cash __________ under the Purchase Agreement.

Mr. William Crown
March 23, 2000
Page 2


      Please acknowledge our agreement by signing on the space indicated below.

                                       Sincerely yours,
                                       Allied Products Corporation


                                                          /S/ Richard A. Drexler
                                       -----------------------------------------
                                       By: Richard A. Drexler, President & CEO

We agree to purchase or to cause an affiliate to purchase Allied's membership interest in
Bush Hog, L.L.C. pursuant to the terms outlined in this letter.

Bush Hog Investors, L.L.C.

By: Henry Crown & Company (Not Inc.)


By: /S/ Richard C. Goodman
    ----------------------
    Partner